EPOCH HOLDING CORPORATION
640 Fifth Avenue, 18th Floor
New York, New York 10019
(212) 303-7200

Dear Stockholders:	October 29, 2007

We are pleased to report that our fiscal year ended June 30, 2007 was a successful one. Assets under management nearly doubled from $3.25 billion to just over $6.0 billion. Similarly, revenues rose from $10.2 million to $23.9 million. Additionally, we generated approximately $5.1 million in free cash flow, and we anticipate continuing improvement in fiscal 2008. During the year, the client base expanded substantially and included the addition of several large institutional equity mandates.

Investment returns for the three year period ended June 30, 2007, particularly on a risk adjusted basis, met or exceeded expectations for almost all investment services. Once again, the firm was awarded the American Manager of the Year, 2006, by Morningstar Canada for its performance in managing the CI American Value Fund over the preceding five years. The Epoch Global Equity Shareholder Yield Fund (EPSYX) and the Epoch International Small Cap Fund (EPIEX) also performed extremely well. The latter fund was recognized by Lipper & Co. as the number one fund in calendar 2006 in its category. Our International and Global products now comprise approximately 40% of our assets under management.

For a more recent perspective, at the time of this writing in late October, our AUM exceeds $6.6 billion. We have 46 employees in two locations (New York and Los Angeles). We anticipate assets under management approximating $7.0 billion before calendar year end 2007. While our rate of growth in AUM may slow, fiscal 2008 should be another year of substantial growth in assets, revenues, and free cash flow. Additionally, the Board of Directors, at a meeting held on October 9, 2007, declared a quarterly cash dividend on the Company’s Common Stock of $0.025 per share.

Although we believe organic growth is the best way to develop our firm, we continually seek opportunities to strengthen the firm through expanded product offerings and additional experienced, accomplished professionals. Such opportunities must be accretive, both culturally and economically, to the firm in the long term.

Overall, our third complete fiscal year was successful in the ways that matter to an investment firm and its stockholders — performance for clients, growth in assets under management, and improvement in profitability measures. Furthermore, it continues to be our view that investment firms must be managed though the prism of transparency of business practices. Our commitment to the highest standards of ethical conduct is part of that transparency objective.

Our ultimate objective is to create a global asset management firm with accomplished and experienced professionals that combines in-house research and insight, an absolute-return orientation, and a dedication to serving the informed investor. We want the firm to be rewarding for clients, employees, and stockholders. Combined, these three groups represent the firm’s stakeholders.

Sincerely,

Allan R. Tessler Chairman of the Board	William W. Priest Chief Executive Officer